Exhibit 99.1

Twin Disc Announces Fourth Quarter & Full Year Results

MILWAUKEE, Wis., August 15, 2024 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN) today reported results for the fourth quarter and full fiscal year 2024 ended June 30, 2024.

Fiscal Full Year 2024 Highlights

●	Sales increased 6.6% year-over-year to $295.1 million
●	Net income attributable to Twin Disc was $11.0 million
●	EBITDA* increased 2.9% year-over-year at $26.5 million
●	Robust operating cash flow of $33.7 million
●	Free cash flow* of $25.0 million compared to $15.0 million in the year-ago period
●	Strong six-month backlog of $133.7 million supported by consistent end market demand

Fiscal Fourth Quarter 2024 Highlights

●	Sales increased 0.6% year-over-year to $84.4 million
●	Net income attributable to Twin Disc was $7.4 million
●	Robust operating cash flow of $11.5 million
●	Free cash flow* of $10.4 million compared to $14.9 million in the year-ago period

CEO Perspective

“We closed fiscal 2024 on a strong note, maintaining our trend of solid results to deliver revenue growth along with robust margin expansion and free cash generation in the fourth quarter. While we faced an evolving macroeconomic environment throughout the year, we also captured healthy demand from our Land Based Transmissions and Marine businesses and are seeing signs of stabilization in Industrial,” commented John H. Batten, President and Chief Executive Officer of Twin Disc. “Our consistent performance helped us execute several strategic priorities during the fiscal year, including further expansion of our global industrial product line through the acquisition of Katsa Oy, as well as the reinstatement of our quarterly cash dividend.”

“Looking ahead, we anticipate market conditions in fiscal 2025 to be fairly in-line with 2024. Supported by our reinforced balance sheet, we are entering the new fiscal year from a position of strength, giving us the confidence to provide updated medium-term targets which illustrate our growth potential in the coming years,” continued Mr. Batten. “We look forward to continuing along our trajectory of profitable growth, enabling sustained value generation for all stakeholders.”

Fourth Quarter & Full-Year Results

Sales for the fiscal 2024 fourth quarter increased 60 basis points year-over-year to $84.4 million and fiscal 2024 sales increased 6.6% to $295.1 million. Fourth quarter and full year sales growth were both driven by demand for the Company’s Land-Based Transmissions markets, with strength in Marine and Propulsion Systems supporting full year sales.

Sales by product group:

Product Group (certain amounts have been reclassified from marine to other):
(Thousands of $):	Q4 FY24 Sales	Q4 FY23 Sales	Change (%)
Marine and Propulsion Systems	$47,228	$45,662	3.4%
Land-Based Transmissions	24,989	22,864	9.3%
Industrial	7,219	7,928	-8.9%
Other	4,982	7,469	-33.3%
Total	$84,418	$83,923	0.6%

Product Group
(Thousands of $):	FY24 Sales	FY23 Sales	Change (%)
Marine and Propulsion Systems	$171,765	$147,825	16.2%
Land-Based Transmissions	78,519	73,048	7.5%
Industrial	25,669	29,775	-13.8%
Other	19,174	26,312	-27.1%
Total	$295,127	$276,960	6.6%

For fiscal 2024, Twin Disc delivered double-digit growth year-over-year in the European and the Asia-Pacific regions. The distribution of sales across geographical regions shifted, with a greater proportion of sales coming from the Asia Pacific and Middle East regions, with a lower proportion coming from North America.

Gross profit increased 1.4% to $25.1 million compared to $24.7 million for the fourth quarter of fiscal 2023. Fourth quarter gross margin increased approximately 20 basis points to 29.7% from the prior year period, reflecting the benefit of incremental volume, a favorable product mix and the positive impact of cost reduction and operational efficiency initiatives. For fiscal 2024, gross profit increased 12.1% to $83.3 million. For the fiscal 2024 full year, gross margin increased approximately 140 basis points to 28.2%.

Marketing, engineering and administrative (ME&A) expense increased by $3.8 million, or 22.9%, to $20.4 million, compared to $16.6 million in the prior year quarter. The increased ME&A expense was primarily driven by an inflationary impact on wages and benefits, costs related to the Katsa acquisition, investments to drive our hybrid electric strategy and increased bonus and stock compensation expenses. For the fiscal 2024 full year, ME&A expense increased 15.1% to $71.6 million, primarily driven by the same factors driving the fourth quarter increase, noted above.

Other income increased by $2.4 million, or 126%, to $4.3 million, compared to $1.9 million in the prior year quarter, driven by a bargain purchase gain of $3.7 million on the acquisition of Katsa.  The purchase accounting on Katsa remains preliminary.

Net income attributable to Twin Disc for the quarter was $7.4 million, or $0.53 per diluted share, compared to net income attributable to Twin Disc of $8.6 million, or $0.62 per diluted share, for the fourth fiscal quarter of 2023. The year-over-year change was driven by the increased level of ME&A expense in the quarter, partially offset by favorable operating results and the bargain purchase gain related to the Katsa acquisition. For fiscal 2024, the Company generated net income attributable to Twin Disc of $11.0 million, or $0.79 per diluted share, an increase of 5.9% and 5.4%, respectively, from fiscal 2023. Earnings before interest, taxes, depreciation and amortization (EBITDA) of $11.8 million in the fourth quarter, were down 9.1% compared to the fourth quarter of fiscal 2023. Full year fiscal 2024 EBITDA increased 2.9% to $26.5 million from $25.8 million in fiscal 2023.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $133.7 million, compared to $130.5 million at the end of the third quarter. As a percentage of six-month backlog, inventory decreased slightly from 99.5% at the end of the third quarter to 97.6% at the end of the fourth quarter. Compared to the end of fiscal 2023, cash increased 51.3% to $20.1 million, total debt increased 38.6% to $25.8 million, and net debt* increased $0.4 million to $5.7 million. The increase was primarily attributable to higher long-term debt related to the Katsa acquisition.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary stated, “With continued strong demand across our product segments, this year has been marked by solid financial performance, underscored by our consistent margin expansion and operating cash generation. It is clear that our steadfast focus on operational execution and working capital improvement has paid off. We plan to keep this momentum up as we work towards achieving our updated financial targets and further position Twin Disc for long-term success.”

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on August 15, 2024. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (800) 715-9871 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until August 14, 2025.

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions

Earnings before interest, taxes, depreciation and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities less acquisition of fixed assets.

Investors:

Riveron

TwinDiscIR@Riveron.com

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands; except share amounts, unaudited)

	For the Quarter Ended		For the Year Ended

	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net sales	$84,418	$83,923	$295,127	$276,960
Cost of goods sold	59,332	59,177	208,709	202,628
Cost of goods sold - Sale of boat management system product line and related inventory	-	-	3,099	-
Gross profit	25,086	24,746	83,319	74,332

Marketing, engineering, and administrative expenses	20,356	16,556	71,622	62,243
Restructuring expenses	11	(31)	218	177
Other operating income	-	(1)	-	(4,148)
Loss from operations	4,719	8,222	11,479	16,060

Other expense (income):
Interest expense	394	571	1,443	2,253
Bargain purchase gain	(3,724)	-	(3,724)	-
Other expense (income), net	(961)	(2,492)	(1,607)	(658)
	(4,291)	(1,921)	(3,888)	1,595
Income before income taxes and noncontrolling interest	9,010	10,143	15,367	14,465

Income tax expense	1,515	1,439	4,121	3,788
Net income	7,495	8,704	11,246	10,677
Less: Net earnings attributable to noncontrolling interest, net of tax	(85)	(110)	(258)	(297)
Net income attributable to Twin Disc	$7,410	$8,594	$10,988	$10,380

Dividends per share	$0.04	$-	$0.12	$-
Income per share data:
Basic income per share attributable to Twin Disc common shareholders	$0.54	$0.64	$0.80	$0.77
Diluted income per share attributable to Twin Disc common shareholders	$0.53	$0.62	$0.79	$0.75

Weighted average shares outstanding data:
Basic shares outstanding	13,748	13,508	13,683	13,468
Diluted shares outstanding	13,911	13,844	13,877	13,811

Comprehensive income
Net income	$7,495	$8,704	$11,246	$10,677
Benefit plan adjustments, net of income taxes	(191)	85	(2,114)	666
Foreign currency translation adjustment	1,587	(2,483)	657	635
Unrealized gain on hedges, net of income taxes	120	81	46	54
Comprehensive income	9,011	6,387	9,835	12,032
Less: Comprehensive income attributable to noncontrolling interest	(42)	(30)	183	248
Comprehensive income attributable to Twin Disc	$9,053	$6,417	$9,652	$11,784

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net income attributable to Twin Disc	$7,410	$8,594	$10,988	$10,380
Interest expense	394	571	1,443	2,253
Income tax expense	1,515	1,439	4,121	3,788
Depreciation and amortization	2,528	2,423	9,981	9,359
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$11,847	$13,027	$26,533	$25,780

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	June 30, 2024	June 30, 2023

Current maturities of long-term debt	$2,000	$2,000
Long-term debt	23,811	16,627
Total debt	25,811	18,627
Less cash	20,070	13,263
Net debt	$5,741	$5,364

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net cash provided by operating activities	$11,499	$16,037	$33,716	$22,898
Acquisition of fixed assets	(1,109)	(1,108)	(8,707)	(7,918)
Free cash flow	$10,390	$14,929	$25,009	$14,980

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	June 30, 2024	June 30, 2023
ASSETS
Current assets:
Cash	$20,070	$13,263
Trade accounts receivable, net	52,207	54,760
Inventories	130,484	131,930
Assets held for sale	-	2,968
Prepaid expenses	8,656	8,459
Other	8,214	8,326
Total current assets	219,631	219,706

Property, plant and equipment, net	58,074	38,650
Right-of-use assets operating leases	16,622	13,133
Intangible assets, net	12,686	12,637
Deferred income taxes	2,339	2,244
Other assets	2,706	2,811
Total assets	$312,058	289,181

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,010
Accounts payable	32,586	36,499
Accrued liabilities	64,930	61,586
Total current liabilities	99,516	100,095

Long-term debt	23,811	16,617
Lease obligations	14,376	10,811
Accrued retirement benefits	7,854	7,608
Deferred income taxes	5,340	3,280
Other long-term liabilities	6,107	5,253
Total liabilities	157,004	143,664

Twin Disc shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	41,798	42,855
Retained earnings	129,592	120,299
Accumulated other comprehensive loss	(6,905)	(5,570)
	164,485	157,584
Less treasury stock, at cost (638,712 and 814,734 shares, respectively)	9,783	12,491

Total Twin Disc shareholders' equity	154,702	145,093

Noncontrolling interest	352	424
Total equity	155,054	145,517

Total liabilities and equity	$312,058	$289,181

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	June 30, 2024	June 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,246	$10,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,981	9,359
Gain on sale of assets	(91)	(4,264)
Loss on sale of boat management product line and related inventory	3,099	-
Gain on Katsa acquisition	(3,724)	-
Restructuring	(82)	137
Provision for deferred income taxes	(560)	(634)
Stock compensation expense and other non-cash changes, net	3,836	3,197
Net change in operating assets and liabilities	10,011	4,426
Net cash provided by operating activities	33,716	22,898

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(8,707)	(7,918)
Acquisition of Katsa, less cash acquired	(23,178)	-
Proceeds from sale of fixed assets	-	7,177
Other, net	(184)	333
Net cash used by investing activities	(32,069)	(408)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	90,534	81,620
Repayments of revolving loan arrangements	(81,109)	(97,774)
Repayments of other long-term debt	(2,010)	(2,037)
Dividends paid to shareholders	(1,695)	-
Dividends paid to noncontrolling interest	(254)	(236)
Payments of finance lease obligations	(921)	(621)
Payments of withholding taxes on stock compensation	(1,791)	(463)
Net cash provided (used) by financing activities	2,754	(19,511)
Effect of exchange rate changes on cash	2,406	(2,237)
Net change in cash	6,807	742
Cash:
Beginning of period	13,263	12,521
End of period	$20,070	$13,263